SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): July 18, 1995

                      Utah Resources International, Inc.
           (Exact name of registrant as specified in its charter)

          Utah                      0-9791                 87-0273519
(State of incorporation)     (Commission File No.)   (IRS Employer Id. No.)


                          297 W. Hilton Drive, Suite #4
                              St. George, Utah 84770
             (Address of principal executive offices including zip code)

                   Issuer's telephone number (801) 628-8080

                                 (Not Applicable)
            (Former name or former address, if changed since last report)


Item 5.		Other Events

	On July 18, 1995, Anne and Victoria Morgan, shareholders of the Company and the adult daughters of John H. Morgan, Jr. and Daisy Morgan, directors and shareholders of the Company, filed a lawsuit against R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Utah Resources International, Inc. (the "Company" or "URI"), MidWest Railroad Construction and Maintenance Corporation, a Wyoming corporation, Robert
D. Wolff and Judith Wolff, in the United States District Court for the Central District of Utah, Case Number 2:95CV 661J. Messrs. Erickson, Sheen and Hurd are directors of the Company, MidWest is a company recently acquired by Utah Resources International, and Mr. and Mrs. Wolff were the shareholders and Mr. Wolff was the founder and President of MidWest.

	The complaint of Anne and Victoria Morgan alleges: (1) violations of the proxy solicitation rules under Section 14 of the Securities
Exchange Act of 1934, through failure to disclose the alleged plans and schemes of Messrs. Erickson, Sheen and Hurd to seize control of and loot URI through the MidWest acquisition and transactions occurring simultaneously therewith. The complaint alleges the plaintiffs are entitled to mandatory injunctive relief undoing the re-election of Messrs. Erickson, Hurd and Sheen in January of 1995, declaring amendments to the Company's Articles of Incorporation relating to indemnification and limitation on the liability of officers and directors null and void, requiring new proxy materials be circulated and another shareholders meeting be held to consider and act on the election of directors, all of the indemnification provisions previously approved, and all of the transactions associated with the MidWest acquisition, including the fees, payments, compensation and benefit packages paid Messrs. Wolff, Erickson, Sheen and Hurd; (2) violations of Sections 13, 18 and 10(b) of the Securities Exchange Act of 1934, through failure to disclose the same alleged plans and schemes, as well as the MidWest acquisition transactions; (3) breach of fiduciary duty by Messrs. Erickson, Sheen and Hurd, in connection with the MidWest acquisition transaction and collateral transactions, for firing Mr.
Morgan as the Company's chief executive officer, and for failing to properly communicate with shareholders; (4) breach of professional duties by Mr. Sheen acting as counsel for URI; (5) fraud; (6) negligent misrepresentation; (7) constructive fraud; (8) wasting and looting of corporate assets; (9) conversion and self-dealing; (10) negligence, corporate mismanagement, violation of duty of care; (11) breach of duty of loyalty; (12) collusive tort; (13) conflicting interest and unauthorized transaction, all relating to the MidWest acquisition and contemporaneous transactions; (14) declaration that the transaction is ultra vires, null and void, based on the allegation that the Company was dissolved at the time of the closing of the MidWest acquisition, and that the actions were not subsequently ratified or should not be allowed to be ratified. The plaintiffs allege they are entitled to an order voiding the MidWest acquisition and that they are entitled to injunctive relief restoring the "status quo;" and, (15) for an accounting and recoupment and return of property against all defendants.

	The complaint seeks: (1) unspecified damages; (2) rescission; (3) mandatory and prohibitive injunctive relief; (4) declaratory relief that the MidWest acquisition and share exchange is ultra vires, null and void, and for injunctive relief prohibiting or terminating the transaction; (5) punitive damages; and, (6) interest and attorneys' fees.

	No response to the action is due until August 18, 1995. Management believes the suit to be without merit and expects to vigorously defend the action. The directors and officers of URI who are defendants are seeking indemnification and advancement of litigation costs from the Company, pursuant to existing indemnification provisions of the Company's Articles of Incorporation and Bylaws. In addition, it is presently anticipated that the defense of Mr. and Mrs. Wolff and MidWest Railroad will be financed by URI in accordance with the indemnification provisions of the Plan of Share Exchange among those parties.

	Since management of the Company believes the suit by Anne and Victoria Morgan to have been orchestrated by Mr. Morgan, in partial response to the lawsuit, on July 21, 1995, the Company filed a Motion to Enforce the Settlement Agreement against John and Daisy Morgan, previously reached with the Morgans in the Muth shareholders' derivative lawsuit.
The action seeks to require the Morgans to refrain from pursuing the litigation to undo the MidWest Share Exchange and the re-election of Messrs. Erickson, Sheen and Hurd, and to vote the shares they beneficially own in accordance with the requirements of the Settlement Agreement.



                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date:  August 2, 1995

                                     Utah Resources International, Inc.


                                     By  R. Dee Erickson (SIGNATURE)
                                         Chairman of the Board